Exhibit 99.1

Contact: Casey Murphy
Phone: 314-982-6220
Email: casey.murphy@fleishman.com

Emerson Names Bill Easter to Board of Directors

ST. LOUIS (Oct. 6, 2020) – W.H. (Bill) Easter III, former chairman, president and chief executive officer of DCP Midstream LLC, has been elected to join Emerson’s (NYSE: EMR) board of directors, Chairman and Chief Executive Officer David N. Farr announced today.

Easter most recently led DCP Midstream LLC, one of the nation’s largest midstream companies engaged in gathering, processing and transporting natural gas and natural gas liquids. In this leadership role, from 2004 until his 2008 retirement, Easter oversaw growth and record earnings. Prior to joining DCP Midstream LLC, Easter worked for more than 30 years with ConocoPhillips, where he held senior leadership, operations, and government affairs roles both internationally and in the United States.

“Bill possesses a deep understanding of the unique challenges and opportunities facing the energy sector and has extensive people and organizational leadership experience,” Farr said. “His informed perspective and knowledge of the industries we serve make him a valuable addition to a board that is laser-focused on creating value for our customers and shareholders.”

As a leader sought for his strategic counsel, Easter brings significant director experience to his new role on Emerson’s board. He currently serves on the boards of directors for Concho Resources, an independent energy exploration and production company; global aviation giant Delta Airlines; and, Grupo Aeroméxico, the leading Mexican airline company. In addition, Easter was recently named chairman of the board for the Memorial Hermann Health System in Houston.

At Emerson, Easter will serve on the Compensation Committee and Finance Committee.

Throughout his career, Easter has received numerous awards including the DuPont Marketing Excellence Award, Conoco Distinguished Community Service Award and Hall of Achievement Laureate – Junior Achievement in Southeast Texas. In addition, he was selected among the “Most Powerful African American Corporate Leaders” by Black Enterprise Magazine.

Easter earned a bachelor’s degree in business administration – finance from the University of Houston and a master’s of science degree in management from the Stanford Graduate School of Business.

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About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial and residential markets. Our Automation Solutions business helps process, hybrid and discrete manufacturers maximize production and protect personnel and the environment while optimizing their energy and operating costs. Our Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure. For more information visit Emerson.com.